Exhibit 10.1

FORM OF NON-EMPLOYEE TRUSTEE
BRANDYWINE REALTY TRUST
RESTRICTED SHARE RIGHTS AWARD

This is a Restricted Share Rights Award dated as of May 30, 2013, from Brandywine Realty Trust, a Maryland real estate investment trust (the “Company”) to __________ (“Grantee”). Terms used herein as defined terms and not defined herein have the meanings assigned to them in the Amended and Restated Brandywine Realty Trust 1997 Long-Term Incentive Plan, as amended from time to time (the “Plan”).

1.	Definitions. As used herein:
(a)“Award” means the award hereby granted of the right to receive Restricted Shares, which Restricted Shares constitute “Performance Shares” under the Plan.

(b)“Board” means the Board of Trustees of the Company, as constituted from time to time.

(c)“Change of Control” means “Change of Control” as defined in the Plan.

(d)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(e)“Committee” means the Committee appointed by the Board in accordance with Section 2 of the Plan, if one is appointed and in existence at the time of reference. If no Committee has been appointed pursuant to Section 2, or if such a Committee is not in existence at the time of reference, “Committee” means the Board.

(f)“Date of Grant” means May 30, 2013, the date on which the Company awarded the Restricted Shares.

(g)“Disability” means “Disability” as defined in the Plan.

(h)“Fair Market Value” means “Fair Market Value” as defined in the Plan.

(i)“Performance Period” means, with respect to each Restricted Share, the period beginning on the Date of Grant and ending on the applicable Vesting Date for such Restricted Share.

(j)“Restricted Shares” ” means the 4,228 Shares which are subject to delivery rights, vesting and forfeiture in accordance with the terms of this Award.

(k)“Retirement” means Grantee's separation from service (within the meaning of Treasury Regulation § 1.409A-1(h) (or any successor regulation)) from the Company and its Subsidiaries.

(l)“Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as in effect from time to time.

(m)“Share” means a common share of beneficial interest, $.01 par value per share, of the Company, subject to substitution or adjustment as provided in Section 3(c) of the Plan.

(n)“Subsidiary” means, with respect to the Company, a subsidiary company, whether now or hereafter existing, as defined in section 424(f) of the Code, and any other entity 50% or more of the economic interests in which are owned, directly or indirectly, by the Company.

(o)“Trustee” means a member of the Board.

(p)“Vesting Date” means the date on which the restrictions imposed under Paragraph 3 on a Restricted Share lapse, as provided in Paragraph 3.

2.Grant of Restricted Shares. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to Grantee the right to receive Restricted Shares upon and subject to satisfaction of the vesting conditions in Paragraph 3.

3.	Vesting of Restrictions for Restricted Shares

(a)     Subject to the terms and conditions set forth herein and in the Plan, Grantee shall vest in the right to receive one-third of the Restricted Shares on each of May 30, 2014, May 30, 2015 and May 30, 2016 and as of such Vesting Date shall be entitled to the delivery of Shares with respect to such vested Restricted Shares; provided that (i) as of such Vesting Date Grantee is, and has from the Date of Grant continuously been, a Trustee of the Company or a Subsidiary or (ii) the Vesting Date occurred earlier than the applicable Vesting Date as provided in Paragraph 3(b)

(b)     Notwithstanding Paragraph 3(a), a Vesting Date for Restricted Shares shall occur upon any of (i) a Change of Control, (ii) Grantee's death, (iii) Grantee's Disability or (iv) Grantee's Retirement, provided that as of the date of the Change of Control, death, Disability or Retirement, as the case may be, Grantee is, and has from the Date of Grant continuously been, a Trustee of the Company or a Subsidiary.

4.	Forfeiture of Restricted Shares. Subject to the terms and conditions set forth herein, if
Grantee terminates service as a Trustee prior to the Vesting Date for a Restricted Share for reasons other than death, Disability, Retirement or a Change of Control, Grantee shall forfeit any such Restricted Share which has not vested as of such termination of service. Upon a forfeiture of the Restricted Shares as provided in this Paragraph 4, the Restricted Shares shall be deemed canceled.

5.Rights of Grantee. During the Performance Period, with respect to the Restricted Shares, Grantee shall have the right to receive a cash payment equal to the value of any distributions or dividends payable with respect to Shares.

6.	Notices. Any notice to the Company under this Award shall be made to:
Brandywine Realty Trust
555 East Lancaster Avenue
Suite 500
Plymouth Meeting, PA 19087
Attention: Chief Financial Officer

or such other address as may be provided to Grantee by written notice. Any notice to Grantee under this Award shall be made to Grantee at the address listed in the Company's records. All notices under this Award shall be deemed to have been given when hand-delivered, telecopied or delivered by first class mail, postage prepaid, and shall be irrevocable once given.
7.Securities Laws. The Committee may from time to time impose any conditions on the Restricted Shares as it deems necessary or advisable to ensure that the Plan satisfies the conditions of Rule 16b-3, and that Shares are issued and resold in compliance with the Securities Act of 1933, as amended.
8.Delivery of Shares. Upon a Vesting Date, the Company shall notify Grantee (or Grantee's legal representatives, estate or heirs, in the event of Grantee's death before a Vesting Date) that the Restricted Shares have vested. Within ten (10) business days after a Vesting Date, the Company shall, without payment from Grantee for the Restricted Shares, deliver to Grantee a certificate for a number of Shares equal to the number of vested Restricted Shares without any legend or restrictions, except for such restrictions as may be imposed by the Committee, in its sole judgment, under Paragraph 7, provided that no certificates for Shares will be delivered to Grantee until appropriate arrangements have been made with Company for the withholding of taxes (if any) which may be due with respect to such Shares. The Company is authorized to cancel a number of Shares for which the restrictions have lapsed having an aggregate Fair Market Value equal to the required tax withholdings (if any). The Company may condition delivery of certificates for Shares upon the prior receipt from Grantee of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws. The right to payment of any fractional Shares shall be satisfied in cash, measured by the product of the fractional amount times the Fair Market Value of a Share on the Vesting Date, as determined by the Committee.
9.Award Not to Create Board Entitlement. The Award granted hereunder shall not confer upon Grantee any right to continue on the Board.
10.Miscellaneous.
(a)    The address for Grantee to which notice, demands and other communications are to be given or delivered under or by reason of the provisions hereof shall be the Grantee's address as reflected in the Company's records.
(b)     This Award and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of Pennsylvania.

BRANDYWINE REALTY TRUST

President and Chief Executive Officer

Accepted:
____________________________

Guarantee